FOR IMMEDIATE RELEASE	NEWS
March 30, 2021	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc.
Reports Year End and Fourth Quarter 2020 Earnings

MIDLAND, Texas March 30, 2021 - Natural Gas Services Group, Inc. (NYSE:NGS) (the "Company" or "NGS"), a leading provider of gas compression equipment and services to the natural gas and oil industry, announces its financial results for the three months and full year ended December 31, 2020. Financial results contained herein reflect the unaudited consolidated financial statements included in the Company's Form 10-K that will be filed on March 31, 2021.

2020 Highlights

•NGS generated strong cash flow and utilization in 2020 despite market turmoil
◦The Company's cash balance as of December 31, 2020 was $28.9 million, an increase of approximately 150% from $11.6 million on December 31, 2019, a result of robust operating cash flow, reduced capital expenditures, and a $3.9 million federal income tax refund.
◦Full-year cash flow from operating activities was $32.6 million, an increase of approximately 11% when compared to $29.4 million in 2019.
•Rental fleet utilization declined modestly measured by both horsepower (65.6% at year-end 2020 vs. 69.8% at year-end 2019) and units (57.3% at year-end 2020 vs. 61.6% at year-end 2019).
•2020 rental revenue was $60.8 million, an increase of 7.3% when compared to 2019 rental revenue of $56.7 million.
•GAAP net income for the year ended December 31, 2020 was $1.8 million or $0.14 per basic and diluted share.
•Adjusted EBITDA for the year ended December 31, 2020 was $22.7 million. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.

Financial and Operating Details for the Three and Twelve Months Ended December 31, 2020

Revenue: Total revenue decreased by 13.2% to $68.1 million for the year ended December 31, 2020 compared to $78.4 million for year ended in December 31, 2019. This decrease was primarily due to a 71% decline in sales revenue to $5.7 million from $19.8 million during the same periods. This decrease was partially offset by a 7.3% increase in rental revenue to $60.8 million in 2020 compared to $56.7 million in 2019. Total revenues decreased 13.8% to $17.0 million for the three months ended December 31, 2020 from $19.7 million for the three months ended December 31, 2019. This decrease was primarily related to a $2.3 million decrease in sales revenue. While the Company had sales of parts, rebuilds and flares during the period, the Company did not have any compressor sales in the three-month period ended December 31, 2020. Total revenues increased 7.8% to $17.0 million for the three months ended December 31, 2020 from $15.8 million for the three months ended September 30, 2020. This increase was primarily related to a $1.1 million increase in sales of parts, rebuilds and flares.

Operating Loss: The Company posted an operating loss for the year ended December 31, 2020 of $3.6 million, compared to an operating loss of $15.2 million for the year ended December 31, 2019. This decrease in operating loss is primarily due to the absence of goodwill impairment in 2020 (the Company recognized $10.0 million of goodwill impairment in 2019) as well as a decrease in inventory allowance charges and charges related to the retirement of rental equipment when compared to 2019 which were partially offset by reduced sales, service and maintenance margins due to the reduction in customer capital expenditures during 2020, a result of slower oilfield activity. The operating loss for the three months ended December 31, 2020 was $2.2 million compared to $1.3 million for the three months ended December 31, 2019. The increase in the fourth quarter operating loss was driven by reduced revenues and increased selling and general administrative ("SG&A") expenses. The SG&A increase was due to higher executive cash compensation which was partially offset by a reduction in restricted stock expense and other professional fees. The Company's operating loss was also reduced by lower costs of sales due to reduced sales activity. Sequentially, total operating losses for the three months ended December 31, 2020 increased to $1.3 million from $0.9 million for the three months ended September 30, 2020.

Gross Margins: Total gross margins decreased to $8.0 million for the year ended December 31, 2020 from $11.2 million for the year ended December 31, 2019. Total adjusted gross margin, exclusive of depreciation, for the year ended December 31, 2020, decreased $1.5 million to $32.6 million from $34.1 million for the same period ended December 31, 2019. This decline is attributable to decreased sales revenue partially offset by increased rental revenue. Total gross margins decreased $0.4 million to $1.6 million for the three months ended December 31, 2020 from $2.0 million for the three months ended December 31, 2019. Total adjusted gross margin, exclusive of depreciation, for the three months ended December 31, 2020, decreased $0.1 million to $7.8 million from $7.9 million for the three months ended December 31, 2019. This decrease is attributable to decreased sales margins partially offset by increased rental margins. Sequentially, total gross margins decreased to $1.6 million for the three months ended December 31, 2020 from $1.7 million for the three months ended September 30, 2020. Total adjusted gross margins decreased marginally to $7.8 million from $7.9 million for the three months ended September 30, 2020. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Net Income (Loss): The Company reported net income of $1.8 million for the year ended December 31, 2020 compared to a net loss of $13.9 million for the year ended December 31, 2019. The increase in 2020 annual net income, when compared to the full year 2019 results, is primarily due to the absence of goodwill impairment in and an increased income tax benefit of $4.8 million. These increases were partially offset by lower gross margins primarily attributable to lower sales revenue. For the three months ended December 31, 2020, the Company reported a net loss of $1.9 million compared to a net loss of $1.7 million for the three months ended December 31, 2019. The increased net loss was primarily attributable to reduced sales revenues partially offset by lower costs of sales. Sequentially, the Company's net loss increased $1.3 million primarily due to increased SG&A expenses as well as non-cash charges of $291,000 and $184,000 for retirement of rental equipment and inventory allowance write-downs, respectively.

Earnings per share: For the year ended December 31, 2020, the Company reported income per basic and diluted share of $0.14, compared to a loss per basic and diluted share of $1.06 for the year ended December 31, 2019. For the three months ended December 31, 2020, the Company reported net loss per basic and diluted share of $0.14 compared to a net loss per basic and diluted share of $0.13 for the three months ended December 31, 2019 and $0.04 for the three months ended September 30, 2020.

Adjusted EBITDA: Adjusted EBITDA decreased 5.5% or $1.3 million to $22.7 million for the year ended December 31, 2020 compared to $24.0 million for the year ended December 31, 2019. This reduction was primarily attributed to decreased sales revenue and associated gross margin. Adjusted EBITDA decreased to $4.8 million for the three months ended December 31, 2020, as compared to $5.2 million for the three months ended December 31, 2019 due to a decrease in compressor sales and lower sales margins. Sequentially, Adjusted EBITDA decreased $792,000 from $5.6 million for the three months ended September 30, 2020 due primarily to increased SG&A. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At December 31, 2020, cash and cash equivalents were approximately $28.9 million, while working capital was $61.9 million and total bank debt was $417,000. Cash flow from operating activities was $32.6 million for the year ended December 31, 2020, while cash flow used in investing activities was $15.2 million during 2020. Our cash flow used in investing activities included our $15.3 million in capital expenditures.

Commenting on fourth quarter and year-end 2020 results, Stephen C. Taylor, President and CEO, said:

“Given a year defined by the debilitating pandemic, global economic shutdown and the worst contraction in oilfield activity in my 40-year career, Natural Gas Services Group posted solid results and continued to differentiate itself with its strong balance sheet and growing cash position. Our cash balance increased from just under $12 million at year-end 2019 to nearly $29 million at the end of 2020, an almost 150% increase. On a year-over-year basis our operating cash flow increased nearly 11% to $32.6 million over the past twelve months. This means that for every $2 of revenue we generated approximately $1 of operating cash flow. We accomplished both in spite of lower overall revenues. While sales were impacted by the pandemic and customer decisions to defer purchases, our rental revenues were robust, increasing nearly 7% compared to 2019 even with the slide in oilfield activity.

Our financial and operating results over the past year, especially given the myriad of challenges, were satisfying and are an indication of the importance of a strong balance sheet in the oilfield. As commodity prices and oilfield activity are slowly recovering, we believe 2021 should provide opportunities for growth, although we expect such opportunities to be more prevalent as the year progresses. We continue to see new opportunities in the larger horsepower market with both existing and prospective customers with execution of those opportunities likely to occur later in the year. Our industry-leading liquidity position provides us with the flexibility to swiftly respond to prospects to grow our company both intrinsically and through other strategic opportunities.”

Selected data: The tables below show, for the three months and year ended December 31, 2020 and 2019 revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue
	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
	(in thousands)
Rental	$14,734	87%	$15,308	78%	$60,826	89%	$56,701	72%
Sales	1,663	10%	$3,947	20%	5,657	8%	19,763	25%
Service & Maintenance	598	4%	$451	2%	1,572	2%	1,980	3%
Total	$16,995		$19,706		$68,055		$78,444

	Gross Margin
	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
	(in thousands)
Rental	$1,417	10%	$1,447	9%	$8,065	13%	$6,522	12%
Sales	(22)	(1)%	$287	7%	(835)	(15)%	3,391	17%
Service & Maintenance	231	39%	$283	63%	816	52%	1,313	66%
Total	$1,626	10%	$2,017	10%	$8,046	12%	$11,226	14%

	Adjusted Gross Margin (1)
	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019

Rental	$7,514	51%	$7,265	47%	$32,320	53%	$29,118	51%
Sales	48	3%	$358	9%	(554)	(10)%	3,666	19%
Service & Maintenance	247	41%	$291	65%	858	55%	1,350	68%
Total	$7,809	46%	$7,914	40%	$32,624	48%	$34,134	44%

(1)    For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance GAAP, please read "Non-GAAP Financial Measures - Adjusted Gross Margin" below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2020	2019	2020	2019
Total revenue	$16,995	$19,706	$68,055	$78,444
Costs of revenue, exclusive of depreciation and amortization	(9,186)	(11,792)	(35,431)	(44,310)
Depreciation allocable to costs of revenue	(6,183)	(5,897)	(24,578)	(22,908)
Gross margin	1,626	2,017	8,046	11,226
Depreciation allocable to costs of revenue	6,183	5,897	24,578	22,908
Adjusted Gross Margin	$7,809	$7,914	$32,624	$34,134

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, impairment of goodwill, an increase in inventory allowance and write-off and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net (loss) income.

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2020	2019	2020	2019
Net income (loss)	$(1,877)	$(1,710)	$1,808	$(13,864)
Interest expense	1	3	14	15
Income tax expense (benefit)	(139)	450	(4,792)	(693)
Depreciation and amortization	6,339	6,051	25,198	23,268
Impairment of goodwill	—	—	—	10,039
Inventory allowance	184	408	184	3,758
Retirement of rental equipment	291	—	291	1,512
Adjusted EBITDA	$4,799	$5,202	$22,703	$24,035

Conference Call Details:

Teleconference: Tuesday, March 30, 2021 at 8:00 a.m. Central (9:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and year ended December 31, 2020.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations and social initiatives which could require NGS to make significant capital expenditures or reduce our customers' demand for our products and services. Any forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$28,925	$11,592
Trade accounts receivable, net of allowance for doubtful accounts of $1,161 and $918, respectively	11,884	9,106
Inventory	19,926	21,080
Prepaid income taxes	66	40
Prepaid expenses and other	379	597
Total current assets	72,718	42,415
Long-Term Inventory, net of allowance for obsolescence of $221 and $37, respectively	1,065	1,068
Rental equipment, net of accumulated depreciation of $175,802 and $162,348, respectively	207,585	217,742
Property and equipment, net of accumulated depreciation of $13,916 and $12,847, respectively	21,749	21,869
Right of use assets - operating leases, net of accumulated amortization $356 and $158, respectively	483	604
Intangibles, net of accumulated amortization of $2,008 and $1,883, respectively	1,151	1,276
Other assets	2,050	1,603
Total assets	$306,801	$286,577
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,373	$1,975
Accrued liabilities	6,770	2,287
Line of credit	417	417
Current operating leases	198	189
Deferred income	1,103	640
Total current liabilities	10,861	5,508
Deferred income tax liability	41,890	31,243
Long-term operating leases	285	415
Other long-term liabilities	2,221	1,718
Total liabilities	55,257	38,884
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,296 and 13,178 shares issued, respectively	133	132
Additional paid-in capital	112,615	110,573
Retained earnings	139,286	137,478
Treasury shares, at cost, 38 shares	(490)	(490)
Total stockholders' equity	251,544	247,693
Total liabilities and stockholders' equity	$306,801	$286,577

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	For the Years Ended December 31,
	2020	2019
Revenue:
Rental income	$60,826	$56,701
Sales	5,657	19,763
Service and maintenance income	1,572	1,980
Total revenue	68,055	78,444
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	28,506	27,583
Cost of sales, exclusive of depreciation stated separately below	6,211	16,097
Cost of service and maintenance, exclusive of depreciation stated separately below	714	630
Selling, general and administrative expenses	10,550	10,710
Depreciation and amortization	25,198	23,268
Impairment of goodwill	—	10,039
Inventory allowance	184	3,758
Retirement of rental equipment	291	1,512
Total operating costs and expenses	71,654	93,597
Operating loss	(3,599)	(15,153)
Other income (expense):
Interest expense	(14)	(15)
Other income	629	611
Total other income, net	615	596
Loss before income taxes:	(2,984)	(14,557)
(Provision for) benefit from income taxes:
Current	15,438	31
Deferred	(10,646)	662
Total income tax benefit	4,792	693
Net income (loss)	$1,808	$(13,864)
Earnings (loss) per share:
Basic	$0.14	$(1.06)
Diluted	$0.14	$(1.06)
Weighted average shares outstanding:
Basic	13,224	13,114
Diluted	13,261	13,114

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, except per share amounts) (unaudited)
	For the Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$1,808	$(13,864)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	25,198	23,268
Deferred taxes	10,647	(662)
Gain on disposal of assets	(284)	(55)
Retirement of rental equipment	291	1512
Bad debt allowance (recovery)	329	664
Inventory allowance	184	3758
Impairment of goodwill	—	10,039
Stock-based compensation	2,195	2,582
(Gain) loss on company owned life insurance	(168)	(219)
Changes in operating assets and liabilities:
Trade accounts receivables	(3,107)	(2,550)
Inventory	1,033	8,256
Prepaid income taxes and prepaid expenses	(11,346)	3,288
Accounts payable and accrued liabilities	4,880	(7,225)
Deferred income	463	559
Other	526	61
NET CASH PROVIDED BY OPERATING ACTIVITIES	32,649	29,412
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(15,257)	(69,938)
Purchase of company owned life insurance	(296)	(302)
Proceeds from insurance claim	—	35
Proceeds from sale of property and equipment	394	30
NET CASH USED IN INVESTING ACTIVITIES	(15,159)	(70,175)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of other long-term liabilities	(5)	(16)
Proceeds from exercise of stock options	—	506
Purchase of treasury shares	—	(490)
Taxes paid related to net share settlement of equity awards	(152)	(273)
NET CASH USED IN FINANCING ACTIVITIES	(157)	(273)
NET CHANGE IN CASH AND CASH EQUIVALENTS	17,333	(41,036)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,592	52,628
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,925	$11,592
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$14	$39
Income taxes paid	$105	$275
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$—	$836
Transfer of inventory to rental equipment	$—	$1,184
Transfer of prepaids to rental equipment and inventory	$—	$958
Right of use asset acquired through an operating lease	$77	$762